Exhibit 8.1

April 11, 2008

Seaspan Corporation

Room 503, 5F Lucky Commercial Center

103 Des Voeut Road West

Hong Kong

China

Attention: Gerry Wang

Ladies and Gentlemen:

We have acted as counsel for Seaspan Corporation (the “Company”), a corporation formed under the laws of the Republic of the Marshall Islands, with respect to certain legal matters in connection with the offer and sale by the Company of common shares of the Company (the “Common Shares”) pursuant to a Prospectus Supplement dated April 10, 2008 (the “Prospectus Supplement”) to a prospectus dated April 18, 2007 (the “Prospectus”) forming part of the Registration Statement on Form F-3 (No. 333-142195) dated April 18, 2007 (the “Registration Statement”). In connection therewith, we prepared the discussion set forth under the caption “Tax Considerations” in the Prospectus Supplement and the discussion set forth under the caption “U.S. Federal Income Tax Considerations” in the Prospectus and have reviewed the discussion set forth under the caption “U.S. Federal Income Tax Considerations” in the Company’s 2007 20-F Annual Report (the “2007 Annual Report”), which was filed March 24, 2008 and the terms of which are incorporated by reference in the Prospectus Supplement to the extent such terms modify the discussion of “U.S. Federal Income Tax Considerations” in the Prospectus (collectively, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted, represent our opinion with respect to the matters set forth therein as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such U.S. federal income tax matters (except for the representations and statements of fact of the Company included in such Discussions, as to which we express no opinion).

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 6-K of the Company and to the use of our name in the Prospectus Supplement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Shanghai Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com